Exhibit 99.1

Niska Gas Storage Partners LLC Announces Proposed Private Placement of $575 Million Offering of Senior Notes

HOUSTON, TEXAS — February 28, 2014 - Niska Gas Storage Partners LLC (NYSE:NKA) (“Niska” or “the Company”) today announced, subject to market and other conditions, an offering of $575 million in aggregate principal amount of senior unsecured notes (the “Notes”) by two wholly owned subsidiaries, Niska Gas Storage Canada ULC and Niska Gas Storage Canada Finance Corp. (together, the “Issuers”).  The Notes will be fully and unconditionally guaranteed by the Company and its restricted subsidiaries (other than the Issuers), subject to certain exceptions.  Niska expects to use the net proceeds of this offering, as well as borrowings under its asset-based revolving credit facility, to redeem the $644 million outstanding aggregate principal amount of 8.875% senior notes due 2018.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. Any offers of the Notes will be made only by means of a private offering memorandum.

Niska plans to offer and sell the Notes and related guarantees only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States pursuant to Regulation S under the Securities Act.

These securities will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws or blue sky laws and foreign securities laws.

About Niska

Niska is the largest independent owner and operator of natural gas storage in North America, with strategically located assets in key natural gas producing and consuming regions. Niska owns and operates three natural gas storage facilities, including the AECO HubTM in Alberta, Canada; Wild Goose in California; and Salt Plains in Oklahoma. Niska also contracts for natural gas storage capacity in the U.S. Mid-continent. In total, Niska owns or contracts approximately 250.5 Bcf of gas storage capacity, including 154 Bcf in Alberta, Canada, 75 Bcf in California and 13 Bcf in Oklahoma.

Contact

Niska Gas Storage Partners LLC

Investor Relations:

Brandon Tran, Investor Relations Associate

(403) 513-8600